Exhibit 10.1

PURCHASE, SALE AND ASSIGNMENT OF ALL RIGHTS
IN A LA CARTE SOFTWARE, PROGRAMMING, WEB
AND MOBILE APPLICATION DEVELOPMENT AND
DESIGN

This Purchase, Sale and Assignment of All Rights in A La Carte Software, Programming, Web and Mobile Application Development and Design (the “Agreement”) is made and effective this the 21st day of August, 2017:

BETWEEN:	A La Carte Charts, LLC (the "Software Owner"), a Limited Liability Company organized and existing under the laws of the State of ARIZONA, with its head office located at:

3651 W. Eastman Ct. Anthem, AZ 85086

AND:	A La Carte Charts Corporation (the "Software Buyer"), a corporation organized and existing under the laws of the State of DELAWARE, with its head office located at:

42211 N. 41st Drive, A105 Phoenix, AZ 85086

RECITALS

A.	Software Owner represents and warrants that it has full and complete ownership of all right, title, and interest in and to certain web and mobile application architecture, functionality, software programming and graphic design, of and in relation to the A La Carte Charts web and mobile applications, which are described in more detail in Exhibit “A” (hereinafter referred to as the “Apps Development”), including but not limited to all Copyrights, Trademarks, Trade Names, Service Marks, Patents, and other proprietary rights associated with such Apps Development;

B.	Software Owner has contracted Vuria, LLC (“Vuria”), a third party eBusiness Solutions Provider, to enhance the Apps Development architecture, graphic design, programming and functionality, for the exclusive benefit of Software Owner and its elected heirs or assigns, pursuant to the Mobile Application Development Contracts attached hereto altogether as Exhibit “A” (the “Development Contracts”);

C.	Software Owner has not licensed the right to exploit the Apps Development to any third party, company nor individual as of the date of this Agreement;

D.	Software Buyer wished to purchase from the Software Owner, all right, title and interest in and to the Apps Development pursuant to the terms and conditions set forth herein; AND

E.	Software Owner wishes to sell the Apps Development to the Software Buyer and convey and assign the Development Contracts and all associated rights therewith to the Software Buyer, all in accordance with the terms and conditions as set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions relative to the sale and purchase of the Apps Development.

1.	PURCHASE AND SALE

1.1	Software Owner hereby transfers and conveys to the Software Buyer, in exchange for the transfer of 100,000 (One Hundred Thousand) shares of A La Carte Charts Corp. common stock representing 1.45% of the 6,899,000 total shares outstanding in Software Buyer following execution of this Agreement and completion of the share exchange, and subject to the terms and conditions set forth in this Agreement, all of the Software Owner’s right, title and interest in and to the Apps Development, in perpetuity, exclusive to the rights of any other party, including but not limited to any and all intellectual property rights and rights to register intellectual property rights associated with and in connection to the Apps Development, all of the exclusive rights of the owner of intellectual property under the UNITED STATES Copyright Act, and all trademarks and trade names used in connection with such Apps Development, including but not limited to the name “A La Carte Charts”, domain name www.alacartecharts.com, and/or the “A La Carte Finance Charts” mobile application name.

1.2	The rights transferred and conveyed to the Software Buyer hereunder shall include, but shall not be limited to the following:
All rights, worldwide, currently held by Software Owner, known or unknown, of and relating to the Apps Development, in entirety, including all intellectual property rights, licenses, copyrights, patents, trademark or trade dress, of and/or relating to the Apps Development, including but not limited to the A La Carte Charts mobile application, the A La Carte Charts website, and the underlying A La Carte Charts programming, architecture, graphic design, functionality and other elements as further developed by Vuria pursuant to the Development Contracts attached herein as Exhibit “A”.

1.3	The Copyright and right to Copyright the Apps Development and all components and functions thereof.

1.4	Any and all international copyrights or the right to claim copyright protection under all international laws, treaties and conventions and the right to claim copyright protection under the laws of every country and jurisdiction in the world to the extent available.

1.5	All right, title and interest in and to all documentation, tutorials, instructions, help guides and files, and all other documents and items relative to the Apps Development, and all proprietary rights, including Copyrights and other rights related thereto.

1.7	All right, title and interest of the Software Owner to all modifications, enhancements, improvements, derivative works and other works based in whole or in part upon the Apps Development.

1.8	All right, title, and interest of the Software Owner in, to and under all license, agreement, contracts, leases and other documents to which the Software Owner is a party or third party beneficiary which pertain, directly or indirectly, to the Apps Development

1.9	All rights to enter into license agreements with parties who may currently be using “shareware” versions of the Apps Development.

1.10	All customer lists, shareware user lists and other documentation relative to the Apps Development.

2.	DELIVERY OF MEDIA AND DOCUMENTATION

Upon execution of this Agreement, Software Owner shall deliver and convey to the Software Buyer (i) all media containing copies of the Apps Development in any form, (ii) all media containing object code formats of the Apps Development, (iii) all documentation, help files, and other documentation described in this Agreement, (iv) all customer lists, shareware lists and other listings required by the terms of this Agreement, (v) original Certificates of Registration of all aspects of the Apps Development and other rights conveyed hereunder, and (vi) all other reports and documents pertaining to the Apps Development, including but not limited to error reported, virus reports, customer complaints, customer enhancement and improvement, enhancement plans, specifications, schematics, suggestions, internal memorandum, and related correspondence.

3.	SOFTWARE OWNER REPRESENTATIONS AND WARRANTIES

Software Owner makes the following representations and warranties to the Software Buyer as material inducements for the Software Buyer to enter into this transaction and to purchase the Apps Development. All such representations and warranties shall survive the conveyance of the Apps Development.

3.1	Software Owner has the exclusive rights in and to the Apps Development, including all tangible and intangible property rights to all components of the Apps Development and other items conveyed hereunder and the Apps Development does not infringe upon or interfere with the patents, copyrights trademarks, trade secrets or other proprietary rights of any other party.

3.2	Software Owner (or bona fide employees or independent contractors creating work made for hire) performed all work related to the development of the Apps Development and all other items conveyed hereunder, and as such, the Software Owner is the “author” of the Apps Development as that term is defined under the United States Copyright Act.

3.3	The Apps Development is free and clear of all liens, encumbrances, claims, suits, equities, suits, attachments, or any other right or claim of any third party.

3.4	The Apps Development is fully eligible for protection under the United States Copyright Act as an original work of authorship of the Software Owner and upon consummation of the conveyance described herein all such rights will be conveyed unconditionally and in perpetuity to the Software Buyer.

3.5	From and after the date hereof, Software Owner shall not disclose and shall take all affirmative actions necessary to protect against the disclosure or use (use by any third party or by the Software Owner) of all proprietary technical information related to the Apps Development. Software Owner acknowledges and agrees that all such information is proprietarily connected to the Apps Development and that the release, disclosure or use of such information would have an adverse affect on the ability of the Software buyer to use and exploit the Apps Development. As such, such information shall be considered a “trade secret” of the Software Buyer.

3.6	All source code and other systems specifications have been protected as trade secrets and have not been disclosed to any other party. All employees and/or independent contractors who have had access to any of the same are bound to enforceable confidentiality agreements.

3.7	Appropriate copyright notices have been included on all publications of the Apps Development.

3.8	Any and all independent contractors who have contributed any aspect of the Apps Development have assigned and conveyed all of their rights in and to any aspect of the Apps Development to the Software Owner so that upon conveyance hereunder to the Software Buyer, Software Buyer will have full and unrestricted title and right to all aspects of the Apps Development and will not be subject to any claims from any such independent contractor or any other party.

3.9	Software Owner has not entered into any remarketer agreements, distributions agreements or licenses, or any other agreements that licenses or gives and right to any other party or places any obligation on the Software Owner regarding the marketing, sale or advertising of the Apps Development.

4.	DOCUMENTS OF CONVEYANCE AND FURTHER ACTS

4.1	Software Owner shall have an ongoing obligation following the date of this Agreement to execute any documents of conveyance and to take all further actions reasonably required by the Software Buyer to fully transfer ownership in all items being conveyed hereunder to the Software Buyer and to record said assignments with all applicable governmental offices and confirm the Software Buyer’s ownership to any third party.

5.	MISCELLANEOUS PROVISIONS

5.1	Any notification or written communication required by or contemplated under the terms of this Agreement shall be in writing and shall deemed to be delivered if transmitted via Email at the Email addresses listed below, except for any notice of termination of this Agreement which shall be in writing and sent by Certified Mail, Return Receipt Requested and shall be deemed to have been delivered ten business days after the date of mailing. Email addresses for such notices shall be:

If To Software Buyer:	dmatcwu@hotmail.com

If To Software Owner:	CMIDavid@live.com

5.2	Neither this Agreement nor any right, interest, duty or obligation hereunder may be assigned by the parties hereto except that the representations and warranties made by the Software Owner shall survive the transfer of the Apps Development and shall be for the benefit of any subsequent assignee or purchaser of the Apps Development from the Software Buyer.

5.3	In interpreting the terms of this Agreement, the parties agree that the laws of the State of DELAWARE shall be applicable. All suits permitted to be brought in any court shall be in DELAWARE.

5.4	This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior discussions, agreements, proposals, understandings, whether orally or in writing, between the parties related to the subject matter of this Agreement. This Agreement may be changed, modified or amended only in a written agreement that is duly executed by authorized representatives of the parties. If any provisions hereof is deemed to be illegal or unenforceable by a court of competent jurisdiction, the enforceability of effectiveness of the remainder of the Agreement shall not be effected and this Agreement shall be enforceable without reference to the unenforceable provision. No party’s waiver of any breach or accommodation to the other party shall be deemed to be a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth first above, with full knowledge of its content and significance and intending to be legally bound by the terms hereof.

SOFTWARE OWNER	SOFTWARE BUYER

Authorized Signature	Authorized Signature

David Meyers, Owner	David Meyers, CEO
A La Carte Charts, LLC	A La Carte Charts Corporation
3651 W. Eastman Ct.	42211 N. 41st Drive, A105
Anthem, AZ 85086	Phoenix, AZ 85086

EXHIBIT “A”

URIA

MOBILE APPLICATION

DEVELOPMENT PROPOSAL

Date: January 23, 2017

Client: A La Carte Charts, LLC.

CONFIDENTIAL

VUR1A.COM

WEB MOBILE SEO SOCIAL CRM

About VURIA: VURIA has provided modern eBusiness solutions to businesses in nearly every sector for just over 15 years. We are experts at assessing and implementing sophisticated custom eBusiness strategies from concept through to completed systems. As a highly capable creative agency and development house, we have excelled in offering affordable and effective strategies to national, regional and local brands. VURIA provides complete and comprehensive eBusiness solutions including custom website design, eCommerce platforms, mobile application development, search engine optimization, search engine marketing, client management systems, CRM's, lead generation, drip marketing strategy and copy, and video production for television or web. Additionally, as a full service marketing partner we provide services for trade show exhibits, vehicle wraps and creation of all types of print marketing collateral.

Project Outline: A La Carte Charts is looking to expand its functionality and usability for the already established and growing number of users currently using the application. Vuria will be adding functionality including: login capabilities, the ability to leave comments and creation of a market snapshot using data readily available to A La Carte Charts. As part of this application addition, A La Carte Charts is looking to offer a unique mobile application to its visitors, conveying a "leading-edge" approach to enhancing the experience for users reviewing charts already provided on the app.

This proposal outlines the details for the addition of features to the existing A La Carte Charts app, creating a professionally developed application that will help to offer its users the best experience possible.

Confidentiality: The terms and conditions described in this document including the document itself shall be confidential information and shall not be disclosed to any third party.

VURIA.COM

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WEB    MOBILE    SEO    SOCIAL    CRM

PROJECT DETAILS

1)	Mobile Application Development: Vuria will be integrating changes for both iPhone and Android mobile device platforms only (no native tablet app). Integrating new features in an application involves the following process;

a)	Architecture: Integration of App architecture as depicted below;

b)	Graphic Design: Mobile application design and graphical interface creation; Application will be designed to mirror the existing screens on the A La Carte Charts application. The interface will be designed to be clean, modern, and intuitive;

c)	Programming: Complete programming and coding for mobile platforms (Android, and i0S).

App Functionality: The following is a list of features being integrated into the existing A La Carte Charts mobile application.

1.	Login/Registration:

a.	Create Registration page for Application

b.	Create backend database and structure to support sign on capabilities through server application.

c.	Create front end management tool to view, edit, delete, and ban users

d.	Create API for managing users

e.	Create API for password resets

f.	Sign on capabilities include register, sign in and password reset function for users

g.	For this phase of project, users will not be able to save specific charts or information to or from the app to be viewed later. Sign in functionality is only intended to give users the ability to comment on specific companies currently presented in A La Carte Charts application.

VURIA.COM

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2.	Market Snapshot Page:

a.	Create screen to show market snapshot to include Data to provided by Bar Charts, Client's data source. Bar Charts data access, supplied by Client, required for all functionality.

i.	Screen will show current market numbers for DJIA, NASDAQ and S&P 500.

ii.	Create function that allows user to search for charts available through app (to mirror existing search feature on app).

iii.	Function allowing user to search for stock symbol (Info will only be searchable if stock symbol is located within chart available).

3.	Individual Company Detail Screen: Companies with individual detail will be pulled from data already available in existing charts.

a.	Info present for detail

i.	Graph showing 52 Week

ii.	Company High

iii.	Company Low

iv.	52 Week High

v.	52 Week Low

vi.	E.P.S.

b.	Comments Section

i.	Create section for users to leave free form comments

ii.	Create API for adding comments to Application

iii.	Create front end management tool for client view, edit or delete comments

iv.	Users will not be able to edit /delete comments (Can only be deleted through Admin)

v.	With this phase of project nesting in comments is not available

VURIA.COM

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PROJECT FEES

Custom MObile Application Development:

Vuria to integrate add-ons noted above to A la Carte Charts mobile applications in Android and in IOS as described herein. Upon final payment, client will own all final work product associated with project completed by Vuria.

Price: $48,000.00 Terms: 1/2 Down, balance upon completion.

Accepted and Agreed to by:

	1/23/17		1/23/17
Vuria, LLC	Date	A La Carte Charts, LLC	Date

VURIA.COM

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WEB    MOBILE    SEO    SOCIAL    CRM

NOTES

VURIA.COM

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WEB    MOBILE    SEO    SOCIAL    CRM

MOBILE APPLICATION

DEVELOPMENT PROPOSAL

PHASE II

Date: June 15, 2017

Client: A La Carte Charts, LLC.

CONFIDENTIAL

VURIA.COM

WEB    MOBILE    SEO    SOCIAL    CRM

About VURIA: VURIA has provided modern eBusiness solutions to businesses in nearly every sector for just over 15 years. We are experts at assessing and implementing sophisticated custom eBusiness strategies from concept through to completed systems, As a highly capable creative agency and development house, we have excelled in offering affordable and effective strategies to national, regional and local brands. VURIA provides complete and comprehensive eBusiness solutions including custom website design, eCommerce platforms, mobile application development, search engine optimization, search engine marketing, client management systems, CRIvrs, lead generation, drip marketing strategy and copy, and video production for television or web. Additionally, as a full service marketing partner we provide services for trade show exhibits, vehicle wraps and creation of all types of print marketing collateral.

Project Outline: A La Carte Charts is looking to expand its functionality and usability for the already established and growing number of users currently using the application. Vuria will he adding the social media element currently lacking in the app; including profile pages, personal feeds based on follows, and more. As part of this application addition, A La Carte Charts is looking to offer a unique mobile application to its visitors, conveying a "leading-edge" approach to enhancing the experience for users reviewing charts already provided on the app.

This proposal outlines the details for the addition of features to the existing A La Carte Charts app, creating a professionally developed application that will help to offer its users the best experience possible,

Confidentiality: The terms and conditions described in this document including the document itself shall be confidential information and shall not be disclosed to any third party.

VURIA.COM

WEB    MOBILE    SEO    SOCIAL    CRM

PROJECT DETAILS

1)	Mobile Application Development: Vuria will be integrating changes for both iPhone and Android mobile device platforms only (no native tablet app). Integrating new features in an application involves the following process;

a)	Architecture: Integration of Application architecture as depicted below:

b)	Graphic Design: Mobile application design and graphical interface creation; pages will be designed to mirror the existing screens on the A La Carte Charts application.

c)	Programming: Complete programming and coding of two (2) mobile platform (Android, and iPhone) integrations;

App Functionality: The following is a list of features being integrated into the existing A La Carte Charts mobile application.

1.	App Updates: Creation of social media elements similar to Twitter as noted below.

a.	Creation of user profile page similar to Twitter with content feed, profile avatar/picture, and brief bio (160 characters or less) Based on design, this page may be integrated with existing dashboard currently available on A La Carte Charts application.

b.	Allow users to post their own content. Content can be in the form of text, images, and/or links to outside URL's.

c.	Allow users to share/re-post other users content within their own feed on the A La Carte app

d.	Add functionality giving users the ability to follow other users feeds on app.

e.	Add functionality giving users ability to see followers

f.	Add functionality to share charts on social media platforms (Facebook, Twitter, Linkedlu). If shared content is clicked on from other social channel and user is not registered and logged in on A La Carte, it will display a snapshot of the chart only on a web page. To access full data, user will have to download the app and register.

g.	Add functionality of uploading avatar or profile picture.

h.	Add functionality giving users ability to like posts.

i.	Add push notification functionality.

VURIA.COM

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2.	Database Updates:

a.	Creation of followers page for users (Creating table to match users to others they are following).

b.	Implementation of user avatar management functionality (uploads, resize, store on S3, etc.)

c.	Functionality allowing users to management notification preferences.

d.	Parse out symbol tags in posts ($AAPL, $NOC) . When users post info with tags users will be directed to specific stock symbol page.

e.	Parse out hash tags in posts (IE: #stagflation).

f.	“Unfurling” of any arbitrary URL to display external content inline.

g.	Create and implement sharable charts.

h.	Add API to retrieve real-time quotes. (Real-time charts not included)

VLIRAGOM

WEB    MOBILE    SEO    SOCIAL    CRM

PROJECT FEES

Custom Mobile Application Development:

Vuria to integrate add-ons noted above to A La Carte Charts mobile applications in Android and in iOS as described herein. Certain changes will require access to A La Carte Charts website.

Price: $80,000.00 Terms: ½ down, balance upon completion. ______________ Client Initials

Vuria, LLC. and A La Carte Charts, LLC. (Client) agree that this project will be delivered within 100 days of signed contract date and deposit being received. Vuria and Client agree that for each calendar day the work or any portion of the project remain uncompleted after the expiration of the time limit set in this proposal, Vuria shall be liable to Client for a disincentive in the amount of $150 for such calendar day(s), Any amount will be deducted from the balance upon completion of the project.

Website Development:

Vuria to integrate Phase II add-ons noted above as well as all existing A La Carte Charts functionality currently in the iOS and Android versions of the app as it is today, into a responsive designed web based platform viewable on alacartecharts.com. includes Design and development.

Price: $75,000.00 Terms: ½ down, balance upon completion. ______________ Client Initials

*Should client agree to do both projects simultaneously, overall project cost will he discounted.

Price: *$150,000.00 Terms: 50% deposit, 50% at completion _____________ (Client Initials)

Accepted and Agreed to by:

	6/23/17		6/23/17
Vuria, LLC	Date	A La Carte Charts, L	Date

VURIA.COM

WEB    MOBILE    SEO    SOCIAL    CRM

NOTES:

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WEB    MOBILE    SEO    SOCIAL    CRM